Exhibit 23.01

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-3 of our reports relating to the financial statements and financial statement schedule of SCANA Corporation and subsidiaries and the effectiveness of SCANA Corporation’s internal control over financial reporting dated March 1, 2011, appearing in the Annual Report on Form 10-K of SCANA Corporation for the year ended December 31, 2010, and to the reference to us under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ DELOITTE & TOUCHE LLP

Charlotte, North Carolina

September 30, 2011